Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

For Immediate Release

CONTACT:	Investor Relations:
Cara O’Brien
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS
FIRST QUARTER RESULTS

Minneapolis, MN, June 22, 2004– Christopher & Banks Corporation (NYSE: CBK) today reported results for the first quarter ended May 29, 2004.

Net sales increased 10% to $102.6 million from $93.4 million last year, while same store sales declined 5%.  Net income was $10.2 million, or $0.27 per diluted share, compared to net income of $11.1 million, or $0.29 per diluted share, for the quarter ended May 31, 2003.

The Company opened 33 new stores and closed one store in the first quarter, bringing the total number of stores as of May 29, 2004 to 566 compared to 472 stores as of May 31, 2003.

Bill Prange, Chairman and Chief Executive Officer, commented, “Our first quarter performance was disappointing primarily due to continued softness in the sweater category.  June same-store sales are currently tracking down 7%.  We expect some improvement in July same-store sales as we have a higher level of clearance inventory.  We believe that in August we will begin to see the positive effect from adjustments we have made to our merchandise assortment.”

Mr. Prange concluded, “Our solid balance sheet and significant cash flow from operations, evidenced by $87.6 million in cash and short term investments at the end of the quarter, provide a solid foundation as we implement changes to improve our sales performance.”

The Company also announced that it repurchased 548,000 shares of common stock in June.  This brings the total number of shares purchased under its $25 million share repurchase program to 1,394,000 shares.

The Company will discuss its first quarter results in a conference call scheduled for today, June 22, 2004 at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 571 stores in 42 states.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables to Follow

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED MAY 29, 2004 AND MAY 31, 2003

(in thousands, except per-share data)

	Quarter Ended
	May 29, 2004	May 31, 2003
	(Unaudited)

Net sales	$102,625	$93,373

Merchandise, buying and occupancy	58,515	50,091

Gross profit	44,110	43,282

Selling, general and administrative	24,653	22,698

Depreciation and amortization	3,147	2,650

Operating income	16,310	17,934

Interest income	258	216

Income before income taxes	16,568	18,150

Income tax provision	6,395	7,006

Net income	$10,173	$11,144

Basic earnings per share:
Net income	$0.27	$0.30

Basic shares outstanding	37,506	37,229

Diluted earnings per share:
Net income	$0.27	$0.29

Diluted shares outstanding	38,136	38,033

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	May 29, 2004	February 28, 2004	May 31, 2003
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,791	$34,955	$22,178
Short-term investments	48,855	53,844	49,834
Merchandise inventories	34,833	31,300	25,970
Other current assets	7,656	6,243	7,353
Total current assets	130,135	126,342	105,335

Property, equipment and improvements, net	81,905	80,122	71,945

Other assets	145	83	70

Total assets	$212,185	$206,547	$177,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,471	$6,823	$3,825
Accrued liabilities	14,276	13,479	13,249
Income taxes payable	5,768	—	4,799
Total current liabilities	26,515	20,302	21,873

Other liabilities	8,629	8,443	4,681

Stockholders’ equity:
Common stock	423	422	416
Additional paid-in capital	59,786	59,308	52,565
Retained earnings	151,924	143,265	118,089
Common stock held in treasury	(35,092)	(25,193)	(20,274)

Total stockholders’ equity	177,041	177,802	150,796

Total liabilities and stockholders’ equity	$212,185	$206,547	$177,350

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